Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is entered into as of April 8, 2016, by and between Northern Oil and Gas, Inc., a Minnesota corporation (the "Company") and Erik J. Romslo, an individual currently residing in Minnesota (the "Executive").
WHEREAS, the Company currently employs the Executive; however the Executive's prior Employment Agreement with the Company, dated October 10, 2011 (the "Original Employment Agreement"), recently expired by its terms; and
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to accept such continued employment,
NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:
1.            Employment and Duties.
(a)            General.  The Executive shall serve as "Executive Vice President, General Counsel and Corporate Secretary," reporting to the Company's Chief Executive Officer ("CEO") and the non-executive Chairman (the "Chairman") of the Company's Board of Directors (the "Board").  The Executive shall have such duties and responsibilities, commensurate with the Executive's position, as may be reasonably assigned to the Executive from time to time by the CEO, the Chairman or the Board.  The Executive's principal place of employment shall be 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota.
(b)            Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full attention to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Company, and shall use his best efforts to promote and serve the interests of the Company.  Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder.  Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, provided he receives prior permission from the Board; (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor; and (iii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(b) or any other provision of this Agreement.
(c)            Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements.  The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent required as may be necessary from time to time to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, or other applicable law.

2.            Term of Employment.  The Executive's employment shall be covered by the terms of this Agreement, effective as of April 8, 2016 (the "Effective Date"), and shall continue for a period of four (4) years ("Term"), unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement.  This Agreement shall automatically renew thereafter for subsequent periods of one (1) year ("Renewal Term"), unless either party provides written notice at least ninety (90) days prior to the end of the Term (or any Renewal Term thereafter) or unless this Agreement (and the Executive's employment hereunder) is otherwise terminated as set forth in this Agreement.  In the event that the Executive elects to terminate this Agreement without Good Reason (as defined herein) prior to the end of the Term or without written notice as provided above, the Executive shall not be entitled to payment of any pro-rata portion of the Annual Bonus set forth in Section 3(d) below.
3.            Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)            Base Salary.  The Company shall pay to the Executive an annual salary (the "Base Salary") at a rate of no less than $325,000 per year, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company's then current ordinary payroll practices as established from time to time.  The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board (the "Compensation Committee"), based upon the Executive's performance, not less often than annually.
(b)            Restricted Share Grant.  On the Effective Date, and as an inducement for the Executive to enter into this Agreement, the Executive shall be granted a number of restricted shares of Company common stock ("Shares"), par value $0.001 per share, equal to 80,000 Shares (the "Restricted Stock Grant"), which shall be granted pursuant to the terms of the Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended (the "Plan").  The terms and conditions applicable to the Restricted Stock Grant shall be set forth pursuant to the Company's standard form of single-trigger time-based restricted stock award agreement under the Plan.  The Shares underlying the Restricted Stock Grant shall vest annually over a four (4) year period, with twenty-five percent (25%) of the Restricted Stock Grant vesting on each of the first four anniversaries of the Effective Date.
(c)            [Intentionally omitted]

(d)            Annual Bonus.  For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus, the amounts and targets to which shall be determined by the Compensation Committee (the "Annual Bonus"), generally consistent with the metrics, discretionary components, and compensation set forth in the 2015 short-term cash plan and long‑term equity incentive program previously approved by the Compensation Committee of the Board.  It is intended that such bonus, if any, shall be paid to the Executive no later than ten (10) days following the date the Company receives its audited financial statements for the applicable fiscal year; however, in no event shall such bonus be paid to the Executive later than March 15th of the calendar year immediately following the calendar year in which the bonus is earned.  If granted, the Executive shall be entitled to payment of the Annual Bonus, if any, only if the Executive remains employed with the Company through the applicable payment date, except as provided in Section 4 below.
(e)            Employee Benefits.  The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time.  The Company shall contribute the maximum legally permitted amount, but not to exceed $25,000 per calendar year, on behalf of the Executive to the Company's 401(k) plan as an "employee" contribution, as well as any Company matching contribution to which the Executive is entitled under the 401(k) plan.  In addition, the Company shall provide a $1,250 monthly car allowance to the Executive for car payments and insurance, payable in accordance with the Company's customary payroll practices (at least monthly), and in addition shall pay or reimburse up to $5,000 in total annual costs incurred by the Executive for fuel and routine maintenance on his primary vehicle.
(f)            Expenses.  The Company shall reimburse the Executive for reasonable travel, legal and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
4.            Rights Upon a Change in Control/Termination of Employment.
(a)            Equity Acceleration.  Upon consummation of a Change in Control during the Term, or any Renewal Term, all of the Executive's outstanding unvested equity awards (including, but not limited to, any unvested stock options, warrants, restricted stock and restricted stock units (including but not limited to any Shares granted under this Agreement)) shall vest in full, without regard to any terms or conditions governing such vesting, provided that, any equity awards subject to performance-based vesting criteria shall vest as if target-level performance had been achieved.

(b)            Change in Control and Transition Services.
(i)            Subject to satisfaction of Section 4(f), immediately following a Change in Control,  this Agreement shall automatically terminate on such date and the Executive shall be entitled to receive a lump sum payment (collectively, the "Severance Benefit") equal to the sum of: (A) two times (2x) Base Salary as of the termination date, plus (B) one times (1x) the Executive's annualized car allowance, plus (C) a Pro Rata Portion of the Executive's "target" cash bonus under the short-term cash portion of the Annual Bonus plan referred to in Section 3(d) for both the year in which the termination occurs and for any prior year for which such bonus has not yet been finally determined and paid, plus (D) a lump sum amount equal to twelve (12) months' worth of the monthly premium payment to continue the Executive's (and his family's) existing group health and dental coverage calculated under the applicable provisions of the COBRA Act of 1985, whether or not the Executive actually elects such continuation coverage.  The Severance Benefit shall be paid to the Executive no later than the forty-fifth (45th) day immediately following such Change in Control, provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(f), below) and the revocation period specified therein has expired without the Executive revoking such release.  However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefit on the forty-fifth (45th) day, regardless of the taxable year in which the Executive actually delivers the executed release of claims.  Notwithstanding the foregoing and for avoidance of doubt, if the Executive's employment is terminated (x) at any time by the Company for Cause, or (y) voluntarily by the Executive without Good Reason, then in each case, the Executive shall only be entitled to any unpaid annual Base Salary and unreimbursed business expenses through and including the date of termination and the Executive shall not receive any Severance Benefit.  The "Pro Rata Portion" referred to above shall be calculated based on a fraction, the numerator of which equals the number of days during the applicable year that the Executive was employed by the Company, and the denominator of which equals the total number of days in the applicable year.
(ii)            Notwithstanding Section 4(b)(i) or anything in this Agreement to the contrary, the monies the Executive receives under Section 4(b)(i), above, shall be subject to clawback in favor of the Company if, within the ninety (90)-day period that immediately follows such Change in Control: (A) the Executive terminates his employment with such successor company (or its affiliate) for any reason other than the Executive's death or disability or (B) the Executive's employment with such successor company (or its affiliate) is terminated by such successor company (or its affiliate) for Just Cause.  For purposes of this Section 4(b)(ii) only, the term "Just Cause" shall be deemed to exist if the Executive fails to provide reasonable transition services to such successor company (or its affiliate) during such ninety (90)-day period (however, Just Cause shall not be deemed to exist if the Executive's purported failure to provide reasonable transition services is based on any one or more of the following: (1) the Executive's refusal to work more than fifty (50) hours per week, (2) the Executive's refusal to relocate his principal office location to a location more than fifty (50) miles from the Company's current executive offices in Wayzata, MN, (3) the Executive's refusal to travel outside of the USA/Canada, or otherwise comply with unreasonable travel requests/demands of such successor company (or its affiliate), or (4) the Executive's absences in connection with a death, disability or significant health issue affecting the Executive or his parent, spouse or child).  The Executive's salary during such ninety (90)-day period shall be one hundred fifty percent (150%) of his Base Salary as of immediately prior to the applicable Change in Control.  For purposes of this Section 4(b)(ii) only, and not for purposes of any other portions of this Agreement, if any action at law or equity is brought to enforce or interpret the provisions of this Section 4(b)(ii), then: (1) the Executive shall receive advancement of expenses from such successor company (or its affiliate) for his reasonable attorney fees (subject to repayment if the Executive does not prevail in such action); and (2) the Executive, if he is the prevailing party in such action, shall be entitled to recover costs of court and reasonable attorneys' fees from the successor company (or its affiliate), in addition to any other relief that may be awarded.

(c)            Termination of Employment without Cause or for Good Reason.  Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Company or the Executive, at any time, with or without Cause or Good Reason.  In the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive (i) the Severance Benefit; and (ii) immediate vesting of any Shares granted to the Executive during the course of  the Executive's employment (including, but not limited to, any Shares granted under this Agreement), without regard to any other terms or conditions governing such vesting, provided that, any equity awards subject to performance-based vesting criteria shall vest as if target-level performance had been achieved.  The Severance Benefit shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive's "separation from service" (as defined under the Code), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(f), below) and the revocation period specified therein has expired without the Executive revoking such release.  However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefit in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.  For purposes of this Section 4(c) only, the amount of the Severance Benefit shall be calculated as defined in Section 4(b) above, except using a multiplier of one times (1x) with respect to Base Salary, instead of two times (2x); provided, however, that such reduction of the multiplier shall not apply if a Change in Control shall occur within twelve (12) months after the date of the Executive's "separation from service."
(d)            No Continued Benefits Following Termination.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment with the Company under the terms of this Agreement.
(e)            Resignation from Directorships and Officerships.  The termination of the Executive's employment for any reason shall constitute the Executive's immediate resignation from (i) any officer or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board; and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company.
(f)            Waiver and Release.  Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Executive shall not be entitled to any Severance Benefit, and the Company shall not pay such Severance Benefit (other than accrued Base Salary and unreimbursed business expenses as of the termination date), unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive's employment is terminated and be substantially in the form attached hereto as Exhibit A), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company's obligations to make and provide the Severance Benefit and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive's delivery of the executed release to the Company.  If the requirements of this Section 4(f) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Severance Benefit (other than accrued Base Salary and unreimbursed business expenses as of the termination date) shall be due to the Executive (or his estate) pursuant to this Agreement.

(g)            Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 10(l) of this Agreement.  In the event of a termination by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the date of termination.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.
5.            Section 280G Payments.
(a)            Net-Better After-Tax Provision.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three (3) times the Executive's base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive's excise tax liabilities under Section 4999 of the Code.

(b)            No Parachute Payment to the Extent Concluded by Tax Opinion.  For purposes of Section 5(a), the Company shall not treat any payment or portion thereof as a parachute payment or an "excess parachute payment" (as defined in Section 280G) to the extent the Company receives an opinion, addressed to the Company from a nationally recognized law firm (such as Andrews Kurth LLP) or certified public accounting firm (a "Tax Opinion"), to the effect that if such payment or portion thereof is made, then either (i) such payment or portion thereof would not be a parachute payment or (ii) such payment or portion thereof would not be an excess parachute payment.  A Tax Opinion may be based upon reasonable assumptions, limitations and qualifications that such law firm or certified public account firm reasonably believes to be accurate (e.g., assumptions as to matters that can reasonably be expected to be provided or certified by the Executive and/or the Company).  The Company and the Executive shall use their respective reasonable best efforts to cooperate with each other and such law firm or certified public accounting firm in connection with a Tax Opinion.
6.            Section 409A of the Code.  This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code.  To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code.  Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.  Further:
(a)            Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company within thirty (30) days from the date of Executive's written and documented reimbursement request.  The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(b)            Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six month period following such separation from service, (ii) death or (iii) such earlier date that complies with Section 409A of the Code.
(c)            Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.
7.            Confidential Information.  During the Term, the Company may provide the Executive (i) with access to and the opportunity to become familiar with its Confidential Information and Trade Secrets; (ii) with continuing training, development and education regarding its procedures, products, services, methods, systems and operations; and (iii) with access to Confidential Information and Trade Secrets about the Company's employees, customers and customer's employees and agents.

(a)             The Executive acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, whether stored locally at the Company or remotely by the Company or others on behalf of the Company, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to the Company.  Upon the termination of the Executive's employment with the Company, the Executive shall promptly return such materials and all copies thereof in the Executive's possession to the Company, regardless of the cause of the termination of the Executive's employment with the Company.
(b)            During the Executive's employment with the Company and thereafter, the Executive will not copy, publish, convey, transfer, disclose nor use, directly or indirectly, for the Executive's own benefit or for the benefit of any other person or entity (except the Company) any Confidential Information and Trade Secrets; provided, that any copying or other prohibited use of Confidential Information and Trade Secrets shall not include copying or otherwise using Confidential Information and Trade Secrets in connection with communications with current or potential customers or vendors that the Executive reasonably expects to have a direct benefit to the Company; provided, further, that the Executive shall take any steps reasonably necessary to ensure that Confidential Information and Trade Secrets are not disclosed, by the Executive or by any such potential customers or vendors, to an extent greater than that which is reasonably required to provide such benefit to the Company.  The Executive will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Company.  Notwithstanding the foregoing, nothing in this Agreement shall apply to limit the Executive's ability to make statements or disclosures (i) as a witness in or party to a legal proceeding (as may be ordered by any regulatory agency or court), (ii) as otherwise required by law, or (iii) as may be necessary for the Executive to prosecute any claims relating to the enforcement of this Agreement.
(c)            The Executive acknowledges that the Company is a public company registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and that this Agreement may be subject to the filing requirements of the Exchange Act.  The Executive acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") shall apply to this Agreement and the Executive's employment with the Company.  The Executive (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys' fees and costs) in the event of the Executive's conviction of any violation of the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations or orders.

8.            Non-Competition and Non-Solicitation of Customers, Clients and Employees.  The Executive agrees that during the Term and the Restricted Period, the Executive will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities in any area within which the Company conducts or is pursuing Company Business, unless such has been previously been approved in writing by the Board after the Executive has provided the Board with full written disclosure of the relevant facts.
(a)            "Restricted Period" means (i) six (6) months following termination of the Executive's employment in the event that the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason; (ii) twelve (12) months following termination of the Executive's employment in the event that the Executive's employment with the Company is terminated for any other reason, regardless of which party terminates this Agreement; or (iii) notwithstanding Section 8(a)(i) to the contrary, twelve (12) months following termination of the Executive's employment in the event that the Executive's employment with the Company is terminated for any reason following a Change in Control.
(b)            "Restricted Activities" means and includes the following:
(i)            Conducting, engaging or participating, directly or indirectly, as the employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender, underwriter or in any other similar capacity, in any business that directly competes with any part of the Company Business, provided, however, that (A) for purposes of this Section 8(b)(i) only, the term Company Business shall be narrowly construed and geographically limited to the states of North Dakota and Montana and (B) this Section 8(b)(i) shall only apply if the Executive's termination of employment follows a Change in Control;
(ii)            Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contract, part time or full time of the Company or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee's employment by the Company. For purposes of this covenant any "other employee" shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within six (6) months prior to the time of such attempted recruiting or hiring;
(iii)            Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of the Executive or any other person or entity other than the Company; and
(iv)            Directly or indirectly interfering with any of the Company's relationships with any of its potential customers, clients, or vendors or affiliates thereof.
(c)             The Company and the Executive acknowledge that the provisions contained in this Section 8 shall not prevent the Executive or the Executive's affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company's Business if the Executive and the Executive's affiliates do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of all classes of outstanding equity securities of such entity.

(d)            The Executive and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on the Executive than is necessary to protect the property rights and other business interests of Company.
9.            Definitions.  For the purposes of this Agreement, the following definitions shall apply:
(a)            "Affiliate" shall mean, with respect to any Person, any Person that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, such Person within the meaning of Sections 414(b) or (c) of the Code; provided that, in applying such provisions, the phrase "at least 50 percent" shall be used in place of "at least 80 percent" each place it appears therein.
(b)            "Beneficial Owner" shall mean a Person who has beneficial ownership of any securities:
(i)            which such Person or any of such Person's Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of any Rights Agreement of the Company, at any time before the issuance of such securities;
(ii)            which such Person or any of such Person's Affiliates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or
(iii)            which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(c)            "Cause" shall mean a termination of the Executive's employment because of: (1) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, any equity plan or award document, or any other material agreement in writing between the Executive and the Company (other than as a result of Executive's incapacity due to physical or mental illness); (2) the Executive's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (3) the Executive's conduct in performing under this Agreement that constitutes a material breach of a written policy of the Company or a material violation of the rules of any governmental or regulatory body applicable to the Company that is injurious to the financial condition or business reputation of the Company; (4) the Executive's refusal to follow the reasonable and lawful directions of the Board (other than as a result of Executive's incapacity due to physical or mental illness); (5) Executive's engaging in fraud, embezzlement, or act of moral turpitude, or any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or (6) a final order of the SEC that causes the Executive to become subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act of 1933, as amended.  Notwithstanding anything in this Section 9(a) to the contrary, no event or condition described in Sections 9(a)(1), 9(a)(3), 9(a)(4) or 9(a)(5) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive's employment with the Company immediately following expiration of such thirty-day (30) period.  For purposes of this Section 9(a), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board's assertion of Cause is valid.  Notwithstanding anything in this Agreement to the contrary, if the Executive's employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action.
(d)            "Change in Control" shall mean the occurrence of any of the following:
(i)            any Person (other than (A) the Company, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company ("Excluded Persons")) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company's then outstanding voting securities; or

(ii)            the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved (collectively the "Continuing Directors"); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this definition until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the stockholders of the Company at a meeting of stockholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or
(iii)            the consummation of a merger, consolidation or share exchange of the Company with any other entity or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined Voting Power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company after the Effective Date, pursuant to express authorization by the Board that refers to this exception) representing fifty percent (50%) or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company's then outstanding voting securities; or

(iv)            a complete liquidation or dissolution of the Company is effected or there is a sale or disposition by the Company of all or substantially all of the Company's assets (in one transaction or a series of related transactions within any period of twenty-four (24) consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least seventy-five percent (75%) of the combined Voting Power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, (1) no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the outstanding Shares immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions and (2) to the extent necessary for any amounts considered to be deferred compensation subject to Section 409A of the Code to comply with the requirements of Section 409A of the Code, the definition of "Change in Control" herein shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Section 409A of the Code solely for purposes of complying with the requirements of Section 409A of the Code.
(e)            "Company Business" shall mean, except as otherwise provided in Section 8(b)(1), the acquisition, exploration, and development of properties containing oil and natural gas resources for purposes of oil and natural gas production.
(f)            "Code" shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
(g)            "Confidential Information and Trade Secrets" may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as "Confidential" by the Company, and includes, but is not limited to, the following information and materials:
(i)            Financial information of any kind pertaining to the Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of the Company or any of its products or lines of business and also including, without limitation, any and all information and records relating to the Company's contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any products or services which form any part of the Company Business;
(ii)            All information about and all communications received from, sent to or exchanged between the Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with the Company, or to which the Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of the Company Business;

(iii)            All of the Company's technical data and any information pertaining to the Company Business, including, by way of example, research and development, scientific studies or analyses, details or training methods, and oil and gas technology;
(iv)            All customer contact information, which includes information about the identity and location of individuals with decision-making authority at the customer and the particular preferences, needs or requirements of the customer, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company Business, and all information about the particular needs or requirements of a customer based on its geographical, economic or other factors; and
(v)            Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company's personnel.
Notwithstanding the foregoing, "Confidential Information," for purposes of this Agreement, shall not extend to any information:
(i)            that is or becomes in the public domain through no wrongful act or fault of the Executive;
(ii)            that was already known to the Executive prior to employment with the Company;
(iii)            that is obtained by the Executive from a third party who is not under a duty of nondisclosure owed to the Company;
(iv)            to which the Executive would not otherwise have access by virtue of his employment with the Company and was independently developed by the Executive without any use of or reliance on any information that, without giving effect to this clause, would be considered Confidential Information and Trade Secrets of the Company; or
(v)            is required to be disclosed by law; provided, however, that prior to such disclosure the Executive shall deliver timely notice to the Company of such required disclosure and assist the Company in seeking protective relief thereof.
(h)            "Good Reason" means any one of the following:
(i)            a material diminution of the Executive's authority or duties (including, without limitation, (1) the continuous assignment to the Executive of any duties materially inconsistent with the Executive's position with the Company, or (2) a material diminution in the nature or status of the Executive's responsibilities) without the Executive's prior written consent;
(ii)            the Company effects a material diminution of the Executive's base compensation;

(iii)            the Executive is removed from any of his Executive Vice President, General Counsel or Corporate Secretary positions with the Company;
(iv)            any requirement that the Executive, without his/her prior written consent, move his/her regular office to a location more than fifty (50) miles from the Company's current executive offices in Wayzata, MN; or
(v)            any material breach by the Company of this Agreement.
Notwithstanding anything in this Agreement to the contrary, no event or condition described in this Section 9(h) shall constitute Good Reason unless, (i) within ninety (90) days following the Executive's actual knowledge of the event which the Executive determines constitutes Good Reason,  the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason, (ii) following receipt of such notice, the Company fails to remedy such event within thirty (30) days, and (iii) the Executive terminates his employment with the Company immediately following the expiration of such thirty-day (30) period.  Both conditions must be met for the Executive to have a Good Reason to terminate the Executive's employment.
(i)            "Parent" means a "parent corporation," as defined in Section 424(e) of the Code.
(j)            "Person" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
(k)            "Subsidiary" means a "subsidiary corporation," as defined in Section 424(f) of the Code, of the Company.
(l)            "Voting Power" shall mean the voting power of the outstanding securities of the applicable entity having the right under ordinary circumstances to vote in an election of directors.
10.            Miscellaneous.
(a)            Defense of Claims.  The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive's prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company in such claim or action.  The Company agrees to promptly reimburse the Executive for all of the Executive's reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive's salary at the time of the Executive's separation) for the Executive's time – to comply with the Executive's obligations under this Section 10(a).

(b)            Non-Disparagement.  The Executive agrees that at no time during or after the termination of the Executive's employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees.  Similarly, the Company agrees that at no time following the termination of the Executive's employment shall the Board or the Company's executive officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, performance or character of the Executive.  However, the foregoing shall not apply to: (i) any person's statements as a witness in a legal proceeding (as may be ordered by any regulatory agency or court or as otherwise required by law), or (ii) as may be necessary for either party to prosecute any claims relating to the enforcement of this Agreement.
(c)            Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
(d)            Amendment, Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(e)            Entire Agreement.  This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof including the Original Employment Agreement, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
(f)            Governing Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of laws principles thereof.  Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Minnesota, for the purposes of any proceeding arising out of or based upon this Agreement.
(g)            Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h)            Reformation of Time, Geographical, and Occupational Limitations.  In the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical, or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical, and occupational limitations as may be permitted by applicable law.
(i)            Specific Performance/Injunctive Relief.  In the event of the Executive's breach or violation of any provision of Section 7 ("Confidential Information"), Section 8 ("Non‑Competition and Non-Solicitation of Customers, Clients and Employees"), or Section 10(b) ("Non-Disparagement"), the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and the Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.
(j)            No Assignment.  Neither this Agreement nor any of the Executive's rights and duties hereunder, shall be assignable or delegable by the Executive.  Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
(k)            Successors; Binding Agreement.  For purposes of Section 7, Section 8, and Section 10(b) only, upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.
(l)            Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:                                                Northern Oil and Gas, Inc.
Attn: Chief Executive Officer
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

With a Copy to:	Anthony J. Eppert, Partner
Andrews Kurth LLP
600 Travis Street – Suite 4200
Houston, Texas 77002

If to the Executive:	Erik J. Romslo
(at his home address on file with the Company)

(m)            Withholding of Taxes.  The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.
(n)            Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.
(o)            Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(p)            Survival.  This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive's employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 4 ("Rights Upon a Change in Control/Termination of Employment") and the corresponding Exhibit A ("Waiver and Release"), Section 7 ("Confidential Information"), Section 8 ("Non-Competition and Non-Solicitation of Customers, Clients and Employees"),  Section 10(a) ("Defense of Claims"), Section 10(b) ("Non-Disparagement"), Section 10(e) ("Entire Agreement"), Section 10(f) ("Governing Law/Venue"), Section 10(i) ("Specific Performance/Injunctive Relief"), Section 10(k) ("Successors/Binding Agreement"), and Section 10(1) ("Notices").
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:	NORTHERN OIL AND GAS, INC.:
/s/ Erik J. Romslo	/s/ Michael Reger
Erik J. Romslo	Its: Chief Executive Officer

Date: April 8, 2016	Date: April 8, 2016

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